Exhibit 99.1

BGC Partners Updates Its Outlook for the First Quarter of 2016

NEW YORK, NY – March 31, 2016 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or the “Company,”) a leading global brokerage company servicing the financial and real estate markets, today announced that it has updated its outlook for the quarter ending March 31, 2016.

BGC expects its quarterly revenues for distributable earnings and for its pre-tax distributable earnings to be towards the mid-point of the range of its previously stated guidance. BGC’s first quarter 2016 outlook was originally published in a press release dated February 10, 2016, and was as follows:

Original First Quarter 2016 Outlook Compared with First Quarter 2015 Results

*	BGC anticipated first quarter of 2016 distributable earnings revenues to increase by between approximately 13 percent and 21 percent and to be between $635 million to $680 million, compared with $563.9 million a year earlier.
*	BGC expected first quarter of 2016 pre-tax distributable earnings to increase by between approximately 6 percent and 26 percent and to be in the range of $80 million to $95 million, versus $75.2 million a year earlier.[1]
*	BGC expected full year 2016 Real Estate services distributable earnings revenues to increase by approximately 20 percent to $1.2 billion, compared with $1 billion in 2015.
*	BGC anticipated its effective tax rate for distributable earnings to remain approximately 15 percent for the year.[2]

The Company currently expects to report its financial results for the first quarter of 2016 at 10:00 AM ET on April 27, 2016. Details of the related conference call are expected to be forthcoming.

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its consolidated subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

[1]	Investors and analysts should note that, due to the large gain recorded with respect to the Trayport sale in December, 2015, and the closing of the back-end merger with GFI in January, 2016, non-cash charges related to the amortization of intangibles with respect to acquisitions will be excluded from the calculation of pre-tax distributable earnings for periods beginning with the first quarter of 2016. These charges were approximately $5 million in the first quarter of 2016. Please see the revised definition of distributable earnings found later in this document for a discussion of this and other GAAP items that are excluded in order to calculate the Company’s non-GAAP results, and for a complete and updated discussion of and how, when, and why management uses terms related to distributable earnings.
[2]	Investors and analysts should note that BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the first quarter of 2016, the pre-tax interest expense associated with the Convertible Senior Notes was expected to be $3.0 million while the post-tax interest expense was expected to be $2.6 million, and the associated weighted-average share count was expected to be 16.3 million, all based on distributable earnings.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.‘s non-cash earnings or losses related to its equity investments. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

*	Non-cash stock-based equity compensation charges for units granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, Inc., as well as post-merger non-cash, non-dilutive equity-based compensation related to limited partnership unit exchange or conversion.
*	Allocations of net income to founding/working partner and other limited partnership units.
*	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion includes the one-time gains related to the Nasdaq and Trayport transactions. The calculation of distributable earnings also excludes the non-cash mark-to-market gains or losses related to the shares of Intercontinental Exchange, Inc. received in connection with the Trayport sale. Management believes that excluding these gains and charges best reflects the ongoing operating performance of BGC.

However, because Nasdaq is expected to pay BGC in an equal amount of stock on a regular basis for a 15 year period as part of that transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make period-to-period comparisons more meaningful, one-quarter of the annual contingent earn-out amount, as well as gains or losses with respect to associated mark-to-market movements and/or hedging, will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Investors and analysts should note that, due to the large gain recorded with respect to the Trayport sale in December, 2015, and the closing of the back-end merger with GFI in January, 2016, non-cash charges related to the amortization of intangibles with respect to acquisitions will be excluded from the calculation of pre-tax distributable earnings for periods beginning with the first quarter of 2016. These charges were approximately $5 million in the first quarter of 2016.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share:”

*	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.
*	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

*	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or
*	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

The share count for distributable earnings excludes shares expected to be issued in future periods but not yet eligible to receive dividends and/or distributions, such as those related to the GFI back-end merger.

Each quarter, the dividend to BGC’s common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, and to Cantor for its non-controlling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs may be granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

The term “distributable earnings” is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss.) The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from “pre-tax distributable earnings” and “post-tax distributable earnings” are difficult to forecast. Management will instead provide its outlook only as it relates to “revenues for distributable earnings,” “pre-tax distributable earnings,” and “post-tax distributable earnings.”

For more information on this topic, please see the tables in the most recent BGC financial results press release entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income (Loss) to Distributable Earnings,” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document. The reconciliations for prior periods do not include the results of GFI.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. BGC owns GFI Group Inc., a leading intermediary and provider of trading technologies and support services to the global OTC and listed markets. The Company’s Financial Services offerings include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, and structured products. BGC provides a wide range of services, including trade execution, broker-dealer services, clearing, trade compression, post trade, information, and other services to a broad range of financial and non-financial institutions. Through brands including FENICS, BGC Trader, and BGC Market Data, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Real Estate Services are offered through brands including Newmark Grubb Knight Frank, the Company provides a wide range of commercial real estate services, including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management.

BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks,

trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol (NASDAQ: BGCP). BGC also has an outstanding bond issuance of Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol (NYSE: BGCA). BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit http://www.bgcpartners.com.

BGC, BGC Trader, GFI, FENICS, FENICS.COM, Capitalab, Swaptioniser, Newmark, Grubb & Ellis, and Grubb are trademarks, registered trademarks and/or service marks of BGC Partners, Inc. and/or its affiliates. Knight Frank is a service mark of Knight Frank (Nominees) Limited.

Discussion of Forward-Looking Statements about BGC Partners

Statements in this document regarding BGC’s businesses that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in its public filings, including the most recent Form 10-K and any updates to such risk factors contained in subsequent Forms 10-Q or Forms 8-K.

Media Contact:
Karen Laureano-Rikardsen +1 212-829-4975

Investor Contacts:
Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987